Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Midwest Banc Holdings, Inc.

We consent to the incorporation by reference in this registration statement of Midwest Banc Holdings, Inc on Form S-3 of our reports dated February 25, 2005, relating to the consolidated financial statements and internal control over financial reporting, which appear in the December 31, 2004 annual report on Form 10-K of Midwest Banc Holding, Inc. We also consent to the reference of our Firm under the caption “Experts” in the registration statement.

          /s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
Schaumburg, Illinois
March 28, 2005